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                                                                    EXHIBIT 99.1

[AIG LOGO] American International Group, Inc.       [SUNAMERICA LOGO] SunAmerica


Contact:  for AIG:
          Joe Norton (News Media)
          212/770-3144

          Charlene Hamrah (Investment Community)
          212/770-7074

          for SunAmerica Inc.:
          Don Spetner (News Media)
          310/772-6775

          Karel Carnohan (Investment Community)
          310/772-6533

                  SUNAMERICA INC. TO MERGE WITH AIG FOR STOCK
                      VALUED AT APPROXIMATELY $18 BILLION

NEW YORK and LOS ANGELES, August 20, 1998--American International Group, Inc. (NYSE: AIG) and SunAmerica Inc. (NYSE/PSE: SAI) today announced that they have entered into a definitive agreement whereby AIG will acquire 100 percent of the outstanding common stock of SunAmerica. Under the agreement, SunAmerica shareholders will receive 0.855 shares of AIG common stock for each share of SunAmerica common stock, with a total value of approximately $18 billion.

     The proposed transaction will be treated as a pooling of interests for accounting purposes, and will be a tax-free reorganization. SunAmerica will continue to operate as a separate company with its existing management, corporate name and Los Angeles headquarters within the overall AIG family.

     The merger transaction has been approved by the Boards of Directors of both companies, and is subject to various regulatory approvals and other customary conditions, as well as the approval of AIG and SunAmerica shareholders. The parties expect the transaction will be able to close in late 1998 or early 1999. Eli Broad, Chairman of the Board and Chief Executive Officer of SunAmerica, has agreed to vote his shares in favor of the merger. It is expected that Broad and Jay S. Wintrob, Vice Chairman of SunAmerica, will be elected to the AIG Board of Directors.

     Commenting on today's announcement, AIG Chairman M.R. Greenberg said, "AIG is very excited about the agreement we have reached with SunAmerica, an outstanding company and leading participant in asset accumulation products for both the retirement and pre-retirement markets. This transaction positions AIG in a major market where we have not been well represented, and will enable AIG, through our unsurpassed global network, to introduce SunAmerica's retirement products into world markets where the need for private retirement products is growing rapidly. Globally, the retirement market is a burgeoning one, and in countries where AIG has a major presence, we believe there are great synergies available. There will be immediate financial benefits, but the real upside will come from our position as the dominant player in the worldwide retirement savings market in the years ahead. In addition, there is a real cultural fit between our two companies, and we both have strong track records of consistent earnings growth.








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SunAmerica Inc. To Merge With AIG . . .
August 20, 1998
Page two



     "SunAmerica will continue to be based in its Los Angeles headquarters," Mr. Greenberg noted, "and AIG will benefit from an enhancement of our presence in the important Los Angeles insurance and financial services market."

     Eli Broad, SunAmerica Chairman and Chief Executive Officer also commented, "By joining our companies together, we will dominate the two fastest growing segments of the financial services industry-retirement savings and international markets. This marriage is a great cultural fit, with complementary businesses and a distribution network that is second to none."

     In addition, AIG announced that its Board of Directors has revoked its previously existing authorization to purchase AIG common stock in the open market.

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     AIG is the leading U.S.-based international insurance organization and among the largest underwriters of commercial and industrial insurance in the United States. Its member companies write property, casualty, marine, life and financial services insurance in approximately 130 countries and jurisdictions, and are engaged in a range of financial services businesses. American International Group, Inc.'s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

     SunAmerica is a financial services company specializing in retirement savings and investment products and services. Together, the SunAmerica life insurance companies rank among the largest U.S. issuers of tax-deferred fixed and variable annuities and guaranteed investment contracts. Complementing these operations are SunAmerica's asset management operations including four broker-dealers, a trust company and a premium finance company. SunAmerica common stock is listed on the New York Stock Exchange and Pacific Coast Stock Exchange.

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     This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

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